Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SATCON TECHNOLOGY CORPORATION
Pursuant to Section 242
of the General Corporation Law of
the State of Delaware

SatCon Technology Corporation (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

The Board of Directors of the Corporation duly adopted a resolution at a meeting duly called and held on November 6, 2007, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and directing that it be submitted to and considered by the stockholders of the Corporation for approval.  The stockholders of the Corporation duly approved said proposed amendment at the Special Meeting of Stockholders held on December 20, 2007 in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That Article 4 of the Certificate of Incorporation of the Corporation be, and hereby is, deleted in its entirety, and the following Article 4 is inserted in lieu thereof:

“4.            The total number of shares of stock which the Corporation shall have authority to issue is two hundred million (201,000,000) shares, two hundred million (200,000,000) of which shall be Common Stock, of the par value of one cent ($0.01) per share; and one million (1,000,000) of which shall be Preferred Stock, of the par value of one cent ($0.01) per share.

Additional voting powers, designations, preferences, rights and qualifications, limitations or restrictions of the shares of stock shall be determined by the Board of Directors of the Corporation from time to time.”

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Chief Executive Officer this 20th day of December, 2007.

SATCON TECHNOLOGY CORPORATION

By:	/s/ David B. Eisenhaure
David B. Eisenhaure
Chief Executive Officer